EXHIBIT 99.1

DeVry Inc. Announces New Credit Agreement

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--May 12, 2011--DeVry Inc. (NYSE:DV), a global provider of educational services, today announced that it has entered into a new revolving credit agreement. The amount of borrowing capacity available under the credit agreement is $400 million, with an option to request an increase of an additional $150 million, as needed, in the future. The agreement has a five year term ending May 2016.

The new credit agreement replaces DeVry’s prior $175 million agreement that was set to expire in January 2012, which included Bank of America, Bank of Montreal, Northern Trust, and JP Morgan Chase as the lending group. The new credit agreement includes these existing lenders along with six other banks (PNC, US Bank, Fifth Third Bank, RBS Citizens, Associated Bank, and HSBC), with Bank of America serving as the administrative agent and Merrill Lynch, Pierce, Fenner & Smith as the lead arranger.

Borrowings under the credit agreement bear interest at LIBOR plus 175 basis points, although higher margins up to 250 basis points may apply based on the ratio of consolidated total debt to EBITDA (earnings before interest, taxes, depreciation and amortization). The credit agreement contains customary affirmative, negative and financial maintenance covenants, representations, warranties, events of default and remedies upon default including acceleration, and borrowing conditions.

Currently, there are no outstanding borrowings under either the expiring or new credit agreements. Additional information is available in DeVry’s current report on Form 8-K filed with the SEC today.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in DeVry's most recent Annual Report on Form 10-K for the year ending June 30, 2010 and filed with the Securities and Exchange Commission on August 25, 2010.

CONTACT:

DeVry Inc.
Investor Contact:
Joan Bates, (630) 353-3800
jbates@devry.com

or

Media Contact:
Larry Larsen, (312) 895-4717
llarsen@sardverb.com